                                                                    EXHIBIT 11.1

                              SMARTIRE SYSTEMS INC.
                          COMPUTATION OF LOSS PER SHARE

The Company's financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"). A reconciliation of financial statement amounts from Canadian GAAP to United States GAAP has been provided in the consolidated financial statements.



                                             Year Ended          Year Ended
                                            July 31, 1998       July 31, 1997
                                            -------------       -------------
($000's except per share data)
Net loss in accordance with
United States GAAP                              (7,099)         $  (4,031)
                                                ======             ======

Weighted average number
of common shares
-     Basic                                  5,815,970          3,344,803

Shares issuable upon exercise
of dilutive options, warrants
and convertible debentures                   4,206,853          2,708,509
                                            ----------          ---------

Weighted average number of
common shares outstanding
- Diluted                                   10,022,823          6,053,312
                                            ==========          =========

Loss per share in accordance
with United States GAAP
- Basic                                        $ (1.22)           $ (1.21)
                                               =======            =======

-Diluted                                       $ (0.71)           $ (0.67)
                                               =======            =======